Exhibit 10.19

2016 STATE STREET CORPORATION
SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

I.	Purpose

The purpose of the 2016 Senior Executive Annual Incentive Plan (the “Plan”) is to provide additional incentive and reward to senior executives of State Street Corporation (the “Company”) to achieve targeted levels of corporate financial performance. The terms of the Plan set forth herein shall, if approved by the shareholders of the Company, apply to awards for the 2017 performance year and later years. Awards for the 2016 performance year and earlier years shall be governed by the terms of the 2011 Senior Executive Annual Incentive Plan as in effect prior to effectiveness of this Plan.

II.    Eligibility and Participation
Participants in the Plan for any year shall include the Chief Executive Officer of the Company and such other key executives as may be designated as participants for such year by the Executive Compensation Committee (the “Committee”) of the Board of Directors of the Company.

III.    Awards
The Committee shall annually grant awards to those persons who are participants for the year, and shall establish the goals (which may be specified as ranges) for such awards.

IV.    Performance Goals
No payment under an award granted under the Plan relating to a particular performance goal shall be made unless the performance goal is met or exceeded. Performance goals with respect to an award must be pre-established by the Committee not later than ninety (90) days after the beginning of the year with respect to which the award is granted or by such other time as may be required in order to qualify the award under Section 162 (m)(4)(C) of the Internal Revenue Code (the "Code"). The Committee may provide, not later than the deadline for establishing the performance goals for a year, that one or more of the measures of performance applicable to an award or awards for such year will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions, dispositions, joint ventures or restructurings, expenses associated with acquisitions, dispositions, joint ventures or restructurings, amortization of purchased intangibles associated with acquisitions, impact (dilution and expenses) of securities issuances (debt or equity) to finance, or in contemplation of, acquisitions or ventures, merger and integration expenses, changes in accounting principles or interpretations, changes in tax law or financial regulatory law, impairment charges, fluctuations in foreign currency exchange rates, charges for restructuring or rationalization programs (e.g., cost of workforce reductions, facilities or lease abandonments, asset impairments), one-time insurance claims payments, extraordinary and/or non-recurring items, litigation, regulatory matter or tax rate changes) occurring during the year that affect the applicable performance measure. Except as the Committee may otherwise determine (not later than the deadline for establishing the performance goals for a year), any measure of performance expressed on a per-share basis shall automatically be adjusted to the extent necessary to reflect any stock splits, reverse stock splits, stock dividends or similar changes to capitalization occurring during the year.

For purposes of the Plan, a “performance goal” means an objectively determinable target level of achievement based on any or any combination of the criteria listed below (determined on a consolidated basis or on the basis of one or more divisions, subsidiaries or business units), which may be determined on a U.S. Generally Accepted Accounting Principles (GAAP) or non-GAAP basis, or other applicable basis. Performance goals may be measured either on an absolute basis or relative to selected peer companies or a market index. The Committee may select among the performance goals specified from award year to award year which need not be the same for each participant in a given award year. The performance goals are as follows:

i) earnings or earnings per share
ii) return on equity
iii) return on assets
iv) return on capital
v) cost of capital
vi) total stockholder return
vii) revenue
viii) market share
ix) quality/service
x) organizational development
xi) strategic initiatives (including acquisitions or dispositions)
xii) risk control
xiii) expense
xiv) operating leverage
xv) operating fee leverage
xvi) capital ratios
xvii) liquidity ratios
xviii) income
xix) comprehensive capital analysis and review (CCAR)
xx) other regulatory-related metric

V.    Terms
Each award under the Plan shall be subject to the following terms:

A.
No more than $10,000,000 shall be payable under an award to any participant for any award year. The foregoing limit shall be applied before taking into account any notional earnings on deferrals described in E. below.

B.

C.
Subject to A. above, the Committee may provide for varying levels of payment under an award depending on whether performance goals have been met or exceeded. In no event, however, shall any amount be payable under an award with respect to a particular performance goal if that performance goal fails to be achieved.

D.
No payment shall be made with respect to a performance goal related to an award until and unless the Committee shall have certified in writing (in such manner as shall be consistent with regulations under Section 162(m) of the Code) that the performance goal has been met.

E.

F.
Except as provided in this paragraph and in E. below, all payments, if any, under an award shall be paid in cash as soon as practicable following certification by the Committee as described above. Notwithstanding the foregoing, the Committee may provide that some portion or all of any award payment be made in shares of common stock of the Company ("Stock") in lieu of cash. Any shares of Stock delivered shall be issued under the Company’s 2006 Equity Incentive Plan or any successor plan thereto, as amended from time to time (the “Equity Incentive Plan”) and may include restricted stock, unrestricted stock, deferred stock or stock units (including restricted stock units). The number of shares of Stock delivered in lieu of any cash amount under an award (the "replaced cash portion") shall be that number which equals the replaced cash portion divided by the fair market value of a share of Stock (determined without regard to any restrictions) on the date the Committee certifies under C. above that the applicable performance goal or goals with respect to the award have been met. Awards delivered under the Equity Incentive Plan shall be governed by, and subject to the terms of, such Plan.

G.

H.
Subject to such rules and limitations as the Committee may prescribe from time to time, the Committee may provide that some portion or all of any award payment be deferred (under the Company’s Supplemental Cash Incentive Plan or such other arrangement as the Committee may specify), or the Committee may permit a participant to elect to have all or any portion of an award payment deferred (under the Company’s Management Supplement Savings Plan or such other arrangement as the Committee may specify), in either case, for a fixed term of years, until separation from service, death, disability, or until the occurrence of some other distribution event consistent with the requirements of Section 409A of the Code. Any amount so deferred shall be credited to the participant's account on the books of the Company and shall represent an unfunded and unsecured liability of the Company to pay the amount so deferred plus such additional amount, if any, representing notional earnings on the deferral ("earnings") as may be prescribed under the deferral rules. The portion of any award payable in stock units shall likewise represent an unfunded and unsecured promise by the Company to deliver shares in the future pursuant to the terms of the Equity Incentive Plan. Earnings with respect to a deferred award shall be limited so as to satisfy the requirements of Treas. Regs. § 1.162-27(e)(2)(iii)(B) (relating to reasonable rates of interest or other returns based on predetermined actual investments) and any limitations imposed by the Federal Deposit Insurance Corporation or similar limitations.

I.
To be entitled to payment under an award, a participant must be employed by the Company or one of its subsidiaries on December 31 of the award year, except as the Committee may otherwise determine. In addition, the Committee in its discretion may cause an award to a participant to be forfeited if the participant, although employed by the Company or a subsidiary on December 31 of the award year (or on such other date, if any, as may have been fixed by the Committee), has ceased to be employed by the Company and its subsidiaries prior to the date that other awards are (or, but for deferral, would be) paid for such year.

J.	The Committee in its discretion may reduce (including to zero) any amount otherwise payable under an award, with or without specifying its reasons for doing so.

K.

VI.     Miscellaneous

A.
The Committee shall have complete discretion to construe and administer the Plan, to determine eligibility for awards, to determine performance goals, to determine whether or not any performance goal has been satisfied, to determine the amount of payment under any award, and otherwise to do all things necessary or appropriate to carry out the Plan. Actions by the Committee under the Plan shall be conclusive and binding on all persons.

B.
Unless otherwise expressly set forth in the Plan or an agreement signed by the Company and a participant, no individual shall have the right to be designated by the Committee as a participant in the Plan. Participation in the Plan in one award year does not connote any right to become a participant in the Plan in any future award year. There is no obligation for uniformity of treatment of participants under the Plan.

C.
Nothing in the Plan or in any award shall entitle any participant to continued employment with the Company and its subsidiaries, and the loss of benefits or potential benefits under an award shall in no event constitute an element of damages in any action brought against the Company or its subsidiaries.

D.
All payments under an award, including payments in Stock and deferred payments, are intended to be exempt from, or compliant with, the requirements of Section 409A of the Code and shall be construed and interpreted consistently therewith. Neither the Company and its subsidiaries, nor any person acting on behalf of the Company and its subsidiaries, makes any representation or warranty or shall be liable to any participant or to the estate or beneficiary of any participant if any of the provisions of the Plan are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, that section.

E.
All awards granted under the Plan are subject to any forfeiture, compensation recovery or similar requirements under applicable law and related implementing regulations and related implementing policies and practices of the Company or its subsidiaries in effect from time to time. In the event that under any applicable law or related implementing regulations, the Committee is required to reduce or cancel any amount remaining to be paid, or to recover any amount previously paid, with respect to an award, or to otherwise impose or apply restrictions on an award, it shall, in its sole discretion, be authorized to do so.

F.
The Committee may at any time amend, modify, suspend or terminate the Plan, or awards made under the Plan, provided, however, that no such amendment, modification, suspension or termination may, without the consent of the participant (or his or her beneficiary in the case of the death of the participant), materially and adversely affect the rights of the participant (or his or her beneficiary, as the case may be) to a payment or distribution hereunder to which he or she is otherwise entitled.

G.
All required deductions will be withheld from awards prior to distribution, including all applicable federal, state or local taxes. Each participant shall be solely responsible for any tax consequences of his or her award hereunder.